STORAGE ALLIANCE INC.
725, 435 Fourth Avenue SW
Calgary, Alberta T2P 3A8

January 6, 2003

Mr. Fred Moore

100 Arapahoe Avenue

Suite 14

Boulder, CO 80302

Fred:

Storage is Alliance is pleased to offer you a position on our Director, Strategic Advisory Board effective immediately for an initial term of 12 months. It is our intent that your role be that of a strategic sounding board and one that can offer insight and perspective based on your robust career.

We value your participation and plan on formally convening the board on at least a semi-annual basis, but may be more frequent. While there is no salary associated with this role today, your compensation will include:

All reasonable travel and living expenses for the purposes of attending a session.

Additionally, in recognition of the extra time you may invest in research, preparation and down time while travelling we will allocate the following Storage Alliance Stock Options:

50,000 shares at an option price of $0.50 US for your work for the first 12 months. (These options will be secured under a separate agreement)

Our intent is to also enhance our governing board and will be looking to you for your guidance and thoughts as this process evolves.

Your signature below indication acceptance of this offer. Welcome to Storage Alliance Fred.

/s/ Jeff Ascah /s/ Fred Moore

Storage Alliance Inc.